Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                               TSI HANDLING, INC.

     THE UNDERSIGNED, for the purpose of amending the Articles of Incorporation of TSI Handling, Inc. ("CORPORATION") under the provisions and subject to the requirements of the laws of the State of Nevada (particularly Chapter 78 of the Nevada Revised Statutes and the acts mandatory thereof and supplemental thereto), hereby declare that:

         1. Section First of the Articles of Incorporation of the Corporation has been amended in its entirety as follows:

              FIRST: The name of the corporation (hereinafter called the "CORPORATION") is:

                                 Dyna-Cam Corp.

         2. This amendment was adopted as of March 31, 2000 by consent of the holder of 4,500,000 shares of the outstanding stock of the Corporation which amount constituted all of the outstanding shares of the Corporation entitled to vote thereon.

         THE UNDERSIGNED, being the President and Secretary of the Corporation, hereby make and file this Certificate of Amendment to the Articles of Incorporation and hereby declare and certify that the above statements are true and correct as of the date hereof.

         DATED this 11th day of April, 2000.


                                                  /s/ Michael S. Williams
                                                  ------------------------------
                                                  Michael S. Williams, President


Attest:

/s/ Lanny R. Lang
------------------------------
Lanny R. Lang, Secretary